Exhibit 23.4

LAROCHE PETROLEUM CONSULTANTS, LTD.

CONSENT OF INDEPENDENT PETROLEUM

ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 filed by Westside Energy Corporation (the “Company”) to the references to its name and any and all reserve estimates and other information contained in its report as of December 31, 2007 relating to Knight Energy Group, LLC; Hawk Energy Fund I, LP; RCH/Upland Acquisition, LLC; and Knight Energy Group II, LLC, included in the Company’s Definitive Proxy Statement on Schedule 14A filed on May 28, 2008 with the Securities and Exchange Commission.

LaRoche Petroleum Consultants, Ltd.

By:	/s/ Stephen W. Daniel

Dallas, Texas

June 24, 2008